Exhibit 1.1

EXECUTION VERSION

6,000,000 Shares

WALTER INVESTMENT MANAGEMENT CORP.

Common Stock

(par value $0.01 per share)

UNDERWRITING AGREEMENT

October 17, 2012

CREDIT SUISSE SECURITIES (USA) LLC

MORGAN STANLEY & CO. LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

   INCORPORATED

As Representatives of the Several Underwriters,

c/o	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, NY 10010-3629

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
One Bryant Park
New York, NY 10036

Dear Sirs:

1. Introductory. Walter Investment Management Corp., a Maryland corporation (“Company”), agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters 6,000,000 shares (“Firm Securities”) of its common stock, par value $0.01 per share (“Securities”), and also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 900,000 additional shares (“Optional Securities”) of its Securities as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

Concurrently with the offering of the Offered Securities, the Company is offering, in an offering registered under the Act (as defined herein), by means of a prospectus supplement and related prospectus, and proposes to issue and sell to the several underwriters named in the underwriting agreement for such offering (the “Convertible Underwriters”), an aggregate of $265 million aggregate principal amount of its 4.50% Convertible Senior Subordinated Notes due 2019 (the “Firm Notes”) to be issued pursuant to the provisions of the Subordinated Indenture dated January 13, 2012 (the “Base Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a

First Supplemental Indenture to be dated as of the First Closing Date (as defined herein) between the Company and the Trustee (as so supplemented, the “Indenture”). The Company also proposes to issue and sell to the several Convertible Underwriters not more than an additional $25 million aggregate principal amount of its 4.50% Convertible Senior Subordinated Notes due 2019 (the “Additional Notes”), if and to the extent that the representatives of the Convertible Underwriters shall have determined to exercise, on behalf of the Convertible Underwriters, the right to purchase Additional Notes pursuant to the option granted to the Convertible Underwriters. The Firm Notes and the Additional Notes are hereinafter collectively referred to as the “Notes.” The Notes will be convertible into cash, shares of Securities or a combination of cash and shares of Securities, at the option of the Company.

2. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-179013), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information and all 430C Information with respect to such registration statement, that in any case has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:30 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, Sarbanes-Oxley, the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that the form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all material respects to the applicable requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all material respects to the applicable requirements of the Act and the Rules and Regulations thereunder, and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(c) Shelf Registration Statement. The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement. If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will (i) prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, (ii) use its commercially reasonable efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and (iii) take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new shelf registration statement.

(d) Ineligible Issuer Status. (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) as of the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the

Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(e) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time and, the preliminary prospectus supplement, dated October 15, 2012, including the base prospectus, dated February 6, 2012, (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the General Disclosure Package or any Limited Use Issuer Free Writing Prospectus included in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. The preceding sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus included in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Documents Incorporated by Reference. Each document filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Registration Statement, the General Disclosure Package or the Final Prospectus complied or will comply, in each case, when so filed or, if applicable, when it became or will become effective, in all material respects with the requirements of the Exchange Act and the applicable Rules and Regulations thereunder; and, as of such time, no such document included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Maryland, with power and authority (corporate and other) to own or lease, as the case may be, its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to have such qualification would not reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).

(i) Subsidiaries. The Company does not own or control, directly or indirectly, any company, corporation, association or other entity that would constitute a “Significant Subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) other than the subsidiaries listed on Schedule D hereto (the “Significant Subsidiaries”). Each Significant Subsidiary of the Company has been duly organized and is existing and in good standing (to the extent that such concept is applicable to a particular jurisdiction) under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own or lease, as the case may be, its properties and conduct its business as described in the General Disclosure Package and the Final Prospectus; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to have such qualification would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or other ownership interests of each Significant Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable; and the capital stock of each Significant Subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and claims, except for such liens, encumbrances and claims with respect to the First Lien Credit Agreement dated as of July 1, 2011 among the Company, the lenders party thereto and Credit Suisse AG, as administrative and collateral agent, and the Second Lien Credit Agreement dated as of July 1, 2011 among the Company, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent (the “Existing Credit Agreements”) as described in the General Disclosure Package and the Final Prospectus.

(j) Offered Securities. The Offered Securities have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package and the Final Prospectus; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, will conform in all material respects to the description thereof contained in the General Disclosure Package and the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.

(k) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Offered Securities.

(l) Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”).

(m) Listing. The Offered Securities have been approved for listing on The New York Stock Exchange MKT, subject to notice of issuance.

(n) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Company, except such as have been obtained or made and such as may be required by the Financial Industry Regulatory Authority (“FINRA”) and under blue sky laws of any jurisdiction in connection with the purchase and sale by the Underwriters in the manner contemplated herein and in the General Disclosure Package and the Final Prospectus.

(o) Title to Property. Except as disclosed in the General Disclosure Package and the Final Prospectus and except for liens securing the Existing Credit Agreements as described in the General Disclosure Package and the Final Prospectus, the Company and its subsidiaries have good and marketable title to all real and personal properties, or have valid rights to lease or otherwise use all other real and personal properties and assets owned by them that are material to the business of the Company and its subsidiaries, taken as a whole, in each case free from liens, charges, encumbrances, claims and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them.

(p) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or by-laws of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order applicable to the Company or any of its subsidiaries of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except for any such breach, violation, default, lien, charge or encumbrance described in clause (ii) or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(q) Absence of Existing Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its respective charter or by-laws (or any equivalent documents) or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(r) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(s) Possession of Licenses and Permits. The Company and its subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package and the Final Prospectus to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(t) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent that would have a Material Adverse Effect.

(u) Possession of Intellectual Property. The Company and its subsidiaries own, possess, license or otherwise have valid and enforceable rights to use, on reasonable terms, all patents, patent applications, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, trade dress, domain names and all goodwill associated with the foregoing, copyrights, licenses, inventions, trade secrets, computer software, technology, know-how (including unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of and have no knowledge of any infringement, misappropriation or other conflict with the intellectual property rights of any other person or entity that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect.

(v) Environmental Laws. Except as disclosed in the General Disclosure Package and the Final Prospectus, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to hazardous or toxic substances, including human exposure to hazardous or toxic substances, or the protection or restoration of the environment (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is subject to any liability, including for any off-site disposal or contamination, pursuant to any environmental laws, is subject to any claim relating to any environmental laws, or is aware of any pending investigation or other circumstances which could reasonably be expected to lead to such violation, contamination, liability or claim, except in any case for such violation, contamination, liability or claim as would not, individually or in the aggregate, have a Material Adverse Effect.

(w) Accurate Disclosure.

(i) The statements in the General Disclosure Package and the Final Prospectus under the headings “United States Federal Income and Estate Tax Consequences to Non-U.S. Holders” and “Description of Capital Stock,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries in all material respects of such legal matters, agreements, documents or proceedings.

(ii) The statements made in the General Disclosure Package and the Final Prospectus under the headings “Risk Factors—Risks Related to Our Industry” and “Business—Regulations,” insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents discussed therein, are accurate and fair summaries in all material respects of such terms, rules and regulations, legal and governmental proceedings and contracts and other documents.

(x) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(y) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in the Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.

(z) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, its subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley, including Section 402 related to loans and Sections 302 and 906 related to certifications, and all applicable Exchange Rules. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the generally accepted accounting principles in the United States (“U.S. GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the interactive data of the Company in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules.

(aa) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings by or before any court or governmental agency or body, domestic or foreign involving the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by or before any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened.

(bb) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Final Prospectus present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries (including GTCS Holdings, LLC), GTCS Holdings, LLC and its consolidated subsidiaries, and Reverse Mortgage Solutions, Inc. and its consolidated subsidiaries, in each case as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and comply in all material respects with the requirements of the Act and the applicable Rules and Regulations thereunder; and the assumptions used in preparing the pro forma financial statements included in the Registration Statement, the General Disclosure Package and the Final Prospectus provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.

(cc) xBRL Data. The interactive data in eXtensbile Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package and the Final Prospectus (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries, taken as a whole that is material and adverse, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package and the Final Prospectus, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its subsidiaries

(ee) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Final Prospectus, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ff) Ratings. No “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(gg) Tax Matters. The Company and each of its subsidiaries has filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or has requested extensions thereof (except where the failure to file would not, individually or in the aggregate, have a Material Adverse Effect) and has paid all taxes required to be paid by it (except for cases in which the failure to pay would not reasonably be expected to have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by U.S. GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or any of its subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(hh) No Unlawful Payments. To the Company’s knowledge after due inquiry, none of the Company, its subsidiaries or any director, officer or employee, agent or representative of the Company or its subsidiaries has taken or, with respect to the Company and its subsidiaries, will take any action in furtherance of an unlawful offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company and its subsidiaries conduct their respective business in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the applicable rules and regulations thereunder, and has instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(ii) Compliance with Anti-Money-Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(jj) Compliance with OFAC.

(i) The Company represents that none of the Company, its subsidiaries or any director or officer or, to the Company’s knowledge, any employee, agent, affiliate or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(A) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); nor

(B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(ii) The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other Person:

(A) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(kk) Compliance with Laws. The Company and its subsidiaries has complied, and currently is complying, with, and the condition and use of its assets and properties has not violated or infringed and does not currently violate or infringe in any material respects, any applicable United States domestic, federal, state or local, laws, regulations rules, judgments, injunctions, and decrees, including and not limited to, to the extent they are applicable to the Company or its subsidiaries, Title VI of the Gramm-Leach-Bliley Act; the Fair Debt Collection Practices Act; the Truth in Lending Act; the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act; the Equal Credit Opportunity Act; the Homeowners Protection Act; the Home

Mortgage Disclosure Act; the Fair Housing Act; the Servicemembers Civil Relief Act; the Real Estate Settlement Procedures Act; Regulation AB under the Securities Act; the Dodd-Frank Wall Street Reform and Consumer Protection Act; and Consumer Financial Protection Bureau regulations, except to the extent of failures to comply, violations or infringements that would not reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the General Disclosure Package and the Final Prospectus, none of the Company or its subsidiaries is under investigation with respect to, or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any such laws, regulations, rules, judgments, injunctions or decrees.

(ll) Privacy Policies. The Company and its subsidiaries have complied, and are presently in compliance, in all material respects, with their respective privacy policies and other legal obligations regarding the collection, use, transfer, storage, protection, disposal and disclosure by the Company and its subsidiaries of personally identifiable information.

(mm) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are believed in good faith to be prudent and customary in the businesses in which they are engaged; and the Company currently expects that it and its subsidiaries will be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their respective business at a cost that would not reasonably be expected to have a Material Adverse Effect.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price of $40.11 per share, the respective number of shares of Firm Securities set forth opposite the names of the Underwriters in Schedule A hereto.

The Company will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse Securities (USA) LLC (“Credit Suisse”) drawn to the order of the Company at the office of Davis Polk & Wardwell LLP, 450 Lexington Ave, New York, New York 10017, at 9:00 A.M., New York time, on October 23, 2012, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company agrees to sell to the Underwriters the number of shares of Optional Securities specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the

Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Company, at the above office of Davis Polk & Wardwell LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company. The Company agrees with the several Underwriters that:

(a) Filing of Prospectuses. The Company will file the Final Prospectus pursuant to and in accordance with the applicable paragraph of Rule 424(b) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time and will offer the Representatives a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its commercially reasonable efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earning statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Company will use commercially reasonable efforts as requested by the Underwriters and counsel for the Underwriters to qualify the Offered Securities for sale under the laws of such jurisdictions as the Representatives may reasonably designate and will maintain such qualifications in effect so long as required to complete the distribution of the Offered Securities; however, the Company shall not be obligated to file any general consent to service of process where it has not already otherwise provided such a consent or to qualify as foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g) Reporting Requirements. During the period of three years hereafter, the Company will furnish, upon request, to the Representatives and to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request; provided, that, if the Representatives shall request nonpublic confidential information, the Company shall only be required to provide the Representatives with such information if the Representatives shall enter into a customary confidentiality agreement with the Company with respect thereto. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Representatives or the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to: (i) any filing fees and other expenses (including reasonable and documented fees and disbursements of counsel to the Underwriters in connection with such qualification and in connection with the Blue Sky survey) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives may reasonably designate and the preparation and printing of memoranda relating thereto, (ii) costs and expenses related to any review by FINRA of the Offered Securities (including any filing fees and reasonable and documented fees and expenses of counsel for the Underwriters relating to any such review), (iii) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees, (iv) fees and expenses incident to listing the Offered Securities on The New York Stock Exchange MKT, (v) fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors except as provided in this agreement, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel and travel and lodging expenses of their representatives and employees and the cost of aircraft or other transportation charted in connection with the roadshow (other than fees and expenses specified in this subsection (h)). The Company shall not be responsible for paying any stamp, transfer, or similar taxes imposed on the transfer of the Offered Securities by any Person other than the Company.

(i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and the Final Prospectus.

(j) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that would reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(k) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (the “Relevant Representatives”), except (A) the issuance by the Company of the Lock-Up Securities to be sold hereunder, (B) the issuance by the Company of the Notes to be sold pursuant to the underwriting agreement dated the date hereof among the Company and the Convertible Underwriters, and the issuance by the Company of any Securities upon conversion of the Notes in accordance with the terms thereof, (C) the issuance by the Company of any Securities constituting the stock consideration (the “Stock Consideration”) in connection with the Company’s acquisition (the “Acquisition”) of all outstanding capital stock of Reverse Mortgage Solutions, Inc. (including the filing by the Company of a resale shelf registration statement covering any sales by the sellers in the Acquisition of all or part of the Stock Consideration), (D) grants by the Company of stock options, restricted stock units, restricted stock or other stock-based awards pursuant to any employee or director equity compensation or incentive plan, stock ownership or purchase plan or dividend reinvestment plan in effect on the date hereof and described in the General Disclosure Package and the Final Prospectus, (E) the issuance by the Company of any Securities upon the exercise or vesting of any stock options, restricted stock units, restricted stock or other stock-based awards issued pursuant to plans disclosed in the General Disclosure Package or Final Prospectus or outstanding as of the date hereof, (F) the issuance by the Company of Securities as consideration for the acquisition of one or more strategic businesses (other than the Acquisition), provided that such issuances shall not, in the aggregate, exceed 10% of the total number of shares of Securities outstanding on the date hereof, and provided that the recipients of such Securities shall have executed a lock-up agreement with terms substantially the same as the terms of this Section 5(k), or (G) the issuance by the Company of Securities to be registered pursuant to any registration statement on Form S-8 pursuant to any benefit plans or arrangements in effect on the date of hereof and described in the General Disclosure Package and the Final Prospectus. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that the Relevant Representatives consent to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless the Relevant Representatives waive, in writing, such extension. The Company will provide the Relevant Representatives with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.

6. Free Writing Prospectuses. (a) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(b) Term Sheet. The Company will prepare a final term sheet relating to the Offered Securities and the Notes, containing only information that describes the final terms of the Offered Securities and the Notes and otherwise in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for the Offered Securities and the Notes. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. The Company also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities and the Notes or their offering or (y) information that describes the final terms of the Offered Securities and the Notes or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company contained herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representatives shall have received (i) a letter, dated, respectively, the date hereof and each Closing Date, of Ernst & Young LLP in the form of Exhibit B-1 hereto, and (ii) a letter, dated, respectively, the date hereof and each Closing Date, of McConnell & Jones LLP in the form of Exhibit B-2 hereto (except that, in any letter dated a Closing Date, the specified cut-off date referred to in Exhibit B-1 and Exhibit B-2 hereto, as the case may be, shall be a date no more than three days prior to such Closing Date).

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations under the Act and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be threatened by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement and prior to a Closing Date, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is so material and adverse as to make it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any adverse change in either U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange MKT, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Lock-Up Agreements. The “lock-up” agreements, each in the form of Exhibit A hereto, between the Representatives and each person named in Schedule C hereto, relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to the Representatives on or before the date hereof, shall be in full force and effect on the Closing Date.

(e) Opinion of Counsel for Company. The Representatives shall have received (i) an opinion, dated such Closing Date, of Simpson Thacher & Bartlett LLP, counsel for the Company, in the form of Exhibit C-1 hereto, (ii) an opinion, dated such Closing Date, of Venable LLP, Maryland counsel for the Company, in the form of Exhibit C-2 hereto, (iii) an opinion, dated such Closing Date, of Brian Corey, Senior Vice President and Secretary of Green Tree Insurance Agency, Inc., in the Form of Exhibit C-3 hereto, and (iv) an opinion, dated such Closing Date, of Stuart D. Boyd, Vice President, General Counsel and Secretary of the Company, in the form of Exhibit C-4 hereto.

(f) Opinion of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions with respect to such matters as the Representatives may require, together with a negative assurance letter, each dated such Closing Date, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinions, Davis Polk & Wardwell LLP may rely as to the incorporation of the Company and all other matters governed by Maryland law upon the opinion of Venable LLP referred to above.

(g) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to their knowledge, are threatened by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package and the Final Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business or properties of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package and the Final Prospectus or as described in such certificate.

(i) Chief Financial Officer’s Certificate. The Representatives shall have received a certificate, dated, respectively, the date hereof and each Closing Date, of Charles E. Cauthen, Chief Financial Officer of the Company, in the form set forth in Exhibit D hereto.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of the First Closing Date, an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Company will indemnify and hold harmless each Underwriter, directors, officers, employees, agents, affiliates (as such term is defined in Rule 501(b) under the Act) and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement , the General Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in subsection (b) below.

(b) Indemnification of Company, Directors and Officers. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement , the General Disclosure Package, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the following information in the General Disclosure Package and the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the fifth paragraph under the caption “Underwriting” and the information contained under the caption “Underwriting—Price Stabilization, Short Positions and Penalty Bids.”

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. It is understood and agreed that the indemnifying party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified persons. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above (except as a result of the failure of an indemnified party to notify an indemnifying party of an action against it), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Sections 7(c)(iii), (iv), (vi), (vii) (viii) or Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or faxed and confirmed to the Representatives, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD and Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department, or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at Walter Investment Management Corp., 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or faxed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this offering, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company and the Representatives have been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company following discussions and arms-length negotiations with the Representatives and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company has been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that the Representatives have no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company waives, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty with respect to the transactions contemplated by this Agreement and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim with respect to the transactions contemplated by this Agreement on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

17. Integration. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes and replaces all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

WALTER INVESTMENT MANAGEMENT CORP.

By:	/s/ Charles E. Cauthen
	Name:	Charles E. Cauthen
	Title:	Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Stephanie M. Ruiz
	Name:	Stephanie M. Ruiz
	Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Rizvan Dhalla
	Name:	Rizvan Dhalla
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Gary Swidler
	Name:	Gary Swidler
	Title:	Managing Director

Acting on behalf of themselves and as the
Representatives of the several Underwriters

SCHEDULE A

Underwriter	Firm Securities
Credit Suisse Securities (USA) LLC	1,500,000
Morgan Stanley & Co. LLC	1,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,050,000
Barclays Capital Inc.	600,000
Sterne, Agee & Leach, Inc.	390,000
FBR Capital Markets & Co.	270,000
Keefe, Bruyette & Woods, Inc.	270,000
Piper Jaffray & Co.	270,000
Evercore Group L.L.C.	150,000
Total	6,000,000

A-1

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1.	Final term sheet, dated October 17, 2012, a copy of which is attached hereto as Exhibit E.

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

None.

B-1

SCHEDULE C

Persons Required to Deliver Lock-Up Agreements

SCHEDULE D

Significant Subsidiaries

Subsidiary	Jurisdiction

Green Tree Servicing LLC	Delaware

Green Tree Licensing LLC	Delaware

Green Tree Advance Receivables II LLC	Delaware

Green Tree Investment Holdings II LLC	Delaware

Green Tree MH LLC	Delaware

Green Tree HE/HI LLC	Delaware

Green Tree CL LLC	Delaware

Green Tree Holding LLC	Delaware

Green Tree Investments LLC	Delaware

Green Tree Credit Solutions LLC	Delaware

GTCS Holdings LLC	Delaware

Green Tree Insurance Agency, Inc.	Minnesota

Mid-State Capital, LLC	Delaware

D-1

EXHIBIT A

Form of Lock-Up Agreement

October [    ], 2012

Walter Investment Management Corp.

3000 Bayport Drive, Suite 1100

Tampa, Florida 33607

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

As Representatives of the Several Underwriters

c/o	Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

One Bryant Park

New York, NY 10036

Dear Sirs,

As an inducement to the Underwriters to execute the underwriting agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in an orderly market for the common stock, par value $0.01 per share (the “Securities”) of Walter Investment Management Corp., and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (the “Relevant Representatives”), except for transfers (A) as bona fide gifts, or to any charitable organization, family member, partnership or trust, provided that, in each case, (i) the transferee agrees to be bound in writing by terms of this Lock-Up Agreement prior to such transfer and (ii) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after expiration of the Lock-Up Period), (B) pursuant to the exercise of options to purchase shares of Securities, or the receipt of Securities upon the vesting of restricted stock awards or restricted stock units, in each case, pursuant to employee benefit plans, or (C) for the primary purpose of paying (i) the exercise price of such options or (ii) taxes (including estimated taxes) due as a result of the exercise of such

Exhibit A-1

options, with respect to a number of shares not to exceed 10,000 sold in the aggregate in either case, or (iii) taxes due as a result of the vesting of shares of Securities under such restricted stock awards or restricted stock units during the Lock-Up Period. In addition, the undersigned is permitted to sell or transfer [(x)] any Securities pursuant to Rule 10b5-1 trading plans as in effect on the date of this Lock-Up Agreement [and (y) up to 45,000 shares of Securities pursuant to Rule 10b5-1 trading plans to be entered into after the date of this Lock-Up Agreement to cover tax obligations]. [The undersigned is also permitted to sell or transfer up to [7,000] [50,000] shares of Securities in the aggregate.] The undersigned agrees that, without the prior written consent of the Relevant Representatives, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 90 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Relevant Representatives waive, in writing, such extension.

Any Securities received upon exercise of options granted to the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Public Offering Date shall not have occurred on or before December 31, 2012. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of stockholder]

Exhibit A-2

EXHIBIT B-1

Form of Comfort Letter of Ernst & Young LLP

EXHIBIT B-2

Form of Comfort Letter of McConnell & Jones LLP

EXHIBIT C-1

Form of Opinion of Simpson Thacher & Bartlett LLP

EXHIBIT C-2

Form of Opinion of Venable LLP

EXHIBIT C-3

Form of Opinion of Minnesota Counsel

EXHIBIT C-4

Form of Opinion of General Counsel

EXHIBIT D

Form of Chief Financial Officer’s Certificate

EXHIBIT E

Pricing Term Sheet

Issuer Free Writing Prospectus
Pricing Term Sheet	Filed Pursuant to Rule 433
Dated October 17, 2012	Registration Statement No. 333-179013
Supplementing the Preliminary
Prospectus Supplements dated October 15, 2012
(To Prospectus dated February 6, 2012)

Walter Investment Management Corp.

Concurrent Offerings of

Common Stock, par value $0.01 per share

(the “Common Stock Offering”)

and

4.50% Convertible Senior Subordinated Notes due 2019

(the “Convertible Notes Offering”)

The information in this pricing term sheet relates to the Common Stock Offering and the Convertible Notes Offering and should be read together with (i) the preliminary prospectus supplement dated October 15, 2012 relating to the Common Stock Offering (the “Common Stock Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, (ii) the preliminary prospectus supplement dated October 15, 2012 relating to the Convertible Notes Offering (the “Convertible Notes Preliminary Prospectus Supplement” and, together with the “Common Stock Preliminary Prospectus Supplement,” the “Preliminary Prospectus Supplements”), including the documents incorporated by reference therein and (iii) the base prospectus dated February 6, 2012, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-179013.

The Issuer has increased the size of the Common Stock Offering to 6,000,000 shares (or 6,900,000 shares if the underwriters exercise their option to purchase additional shares in full) and has sold such shares at a price to the public of $42.00 per share. Investors should read the Preliminary Prospectus Supplements (including the unaudited pro forma condensed combined financial information and other financial information included therein) in conjunction with the information in this pricing term sheet. The information in this pricing term sheet supersedes and updates the information in the Preliminary Prospectus Supplements to the extent inconsistent therewith.

Issuer:	Walter Investment Management Corp., a Maryland corporation.

Ticker / Exchange for Common Stock:	WAC / The New York Stock Exchange MKT (“NYSE MKT”).

Pricing Date:	October 17, 2012.

Trade Date:	October 18, 2012.

Settlement Date:	October 23, 2012.

Common Stock Offering

Securities Offered:	Common stock of the Issuer, par value $0.01 per share (the “Common Stock”).

Shares Offered:	6,000,000 shares of Common Stock (or 6,900,000 shares if the underwriters’ option to purchase 900,000 additional shares is exercised in full).

NYSE MKT Last Reported Sale Price on October 17, 2012:	$42.65 per share of Common Stock.

Exhibit E-1

Price to Public:	$42.00 per share of Common Stock. $252,000,000 in aggregate (or $289,800,000 if the underwriters’ option to purchase 900,000 additional shares is exercised in full).

Shares of Common Stock Outstanding Following the Common Stock Offering:	34,830,015 shares (or 35,730,015 shares if the underwriters’ option to purchase additional shares is exercised in full).

Use of Proceeds:

The Issuer estimates that the net proceeds from the Common Stock Offering will be approximately $240.1 million (or $276.1 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Issuer.

The Issuer intends to use approximately $95 million of the net proceeds of the Common Stock Offering to partially fund the Acquisition (as defined in the Common Stock Preliminary Prospectus Supplement). The Issuer intends to use the remaining net proceeds, including any proceeds it may receive from the exercise by the underwriters of their option to purchase additional shares, to enhance its liquidity in anticipation of potential growth opportunities, including acquisitions, and for working capital and general corporate purposes. The closing of the Common Stock Offering is not contingent upon the completion of the Acquisition. If the Acquisition is not completed, the Issuer intends to use the net proceeds from the Common Stock Offering to enhance its liquidity in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness and for working capital and general corporate purposes.

Price to Public, Underwriting Discount and Proceeds:	The following table shows the Price to Public, underwriting discounts and commissions and proceeds before expenses to the Issuer for the Common Stock Offering.

	Per Share	Total
Price to Public	$42.00	$252,000,000
Underwriting discounts and commissions	$1.89	$11,340,000
Proceeds, before expenses, to the Issuer	$40.11	$240,660,000

The estimated expenses of the Common Stock Offering payable by the Issuer, exclusive of underwriting discounts and commissions, are approximately $610,000.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc.

Co-Managers:	Sterne, Agee & Leach, Inc. FBR Capital Markets & Co. Keefe, Bruyette & Woods, Inc. Piper Jaffray & Co. Evercore Group L.L.C.

Exhibit E-2

Convertible Notes Offering

Securities Offered:	4.50% Convertible Senior Subordinated Notes due 2019 (the “Notes”).

Aggregate Principal Amount Offered:	$265,000,000 aggregate principal amount of Notes (or $290,000,000 aggregate principal amount if the underwriters’ option to purchase an additional $25,000,000 aggregate principal amount is exercised in full).

Maturity Date:	November 1, 2019, unless earlier repurchased or converted.

Interest Rate:	4.50% per annum, accruing from the Settlement Date.

Interest Payment Dates:	May 1 and November 1 of each year, beginning on May 1, 2013.

Price to Public:	100% of the principal amount of the Notes plus accrued interest, if any, from the Settlement Date.

Conversion Premium:	Approximately 40% above the Price to Public in the Common Stock Offering.

Initial Conversion Price:	Approximately $58.80 per share of Common Stock.

Initial Conversion Rate:	17.0068 shares of Common Stock per $1,000 principal amount of Notes.

Use of Proceeds:

The Issuer estimates that the net proceeds from the Convertible Notes Offering will be approximately $256.2 million (or $280.5 million if the underwriters’ option to purchase an additional $25,000,000 aggregate principal amount of Notes is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Issuer.

The Issuer intends to use the net proceeds of the Convertible Notes Offering and cash on hand for the repayment of indebtedness under the Second Lien Facility (as defined in the Convertible Notes Preliminary Prospectus Supplement) and certain fees, expenses and premiums in connection therewith. If the underwriters exercise their option to purchase additional Notes, the Issuer intends to use the net proceeds from the issuance of such additional Notes to pay fees, expenses and premiums incurred in connection therewith.

Price to Public, Underwriting Discount and Proceeds:	The following table shows the Price to Public, underwriting discounts and commissions and proceeds before expenses to the Issuer for the Convertible Notes Offering.

	Per Note	Total
Price to Public(1)	$1,000	$265,000,000
Underwriting discounts and commissions	$30	$7,950,000
Proceeds, before expenses, to the Issuer	$970	$257,050,000

(1) Plus accrued interest, if any, from the Settlement Date.

The estimated expenses of the Convertible Notes Offering payable by the Issuer, exclusive of underwriting discounts and commissions, are approximately $850,000.

CUSIP:	93317W AA0

ISIN:	US93317WAA09

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc.

Exhibit E-3

Co-Manager:	RBS Securities Inc.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change:	The following table sets forth the number of additional shares of Common Stock, if any, by which the conversion rate will be increased for conversions in connection with a “make-whole fundamental change” (as defined in the Convertible Notes Preliminary Prospectus Supplement):

	Stock Price

Effective Date	$42.00	$45.00	$50.00	$55.00	$60.00	$75.00	$100.00	$125.00	$150.00	$200.00	$250.00	$300.00	$350.00	$400.00

October 23, 2012	6.8027	6.1089	5.1854	4.4752	3.9158	2.7939	1.8207	1.3029	0.9827	0.6090	0.4014	0.2735	0.1903	0.1346
November 1, 2013	6.8027	6.0037	5.0393	4.3063	3.7360	2.6166	1.6807	1.1980	0.9039	0.5627	0.3728	0.2551	0.1781	0.1265
November 1, 2014	6.8027	5.8776	4.8603	4.0979	3.5133	2.3970	1.5090	1.0703	0.8085	0.5069	0.3382	0.2329	0.1636	0.1168
November 1, 2015	6.8027	5.7163	4.6316	3.8320	3.2300	2.1217	1.2981	0.9161	0.6941	0.4400	0.2968	0.2063	0.1462	0.1053
November 1, 2016	6.8027	5.5090	4.3348	3.4866	2.8633	1.7728	1.0423	0.7332	0.5596	0.3612	0.2476	0.1748	0.1257	0.0920
November 1, 2017	6.8027	5.2547	3.9486	3.0295	2.3778	1.3264	0.7365	0.5219	0.4050	0.2690	0.1892	0.1371	0.1012	0.0763
November 1, 2018	6.8027	5.2154	3.4415	2.3891	1.6889	0.7389	0.3875	0.2885	0.2315	0.1615	0.1195	0.0916	0.0720	0.0580
November 1, 2019	6.8027	5.2154	2.9932	1.1750	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices or the earlier and later effective dates based on a 365-day year, as applicable.

•

If the stock price is greater than $400.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Convertible Notes Preliminary Prospectus Supplement), the conversion rate will not be increased.

•

If the stock price is less than $42.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above as described in the Convertible Notes Preliminary Prospectus Supplement), the conversion rate will not be increased.

•

Notwithstanding the foregoing, in no event will the conversion rate exceed 23.8095 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Convertible Notes Preliminary Prospectus Supplement.

Correction to Subordination Provisions:

The first sentence in the second to last paragraph of the Convertible Notes Preliminary Prospectus Supplement set forth under “Description of Notes—Subordination” is replaced in its entirety, as follows:

“After the senior indebtedness is paid in full and until the notes are paid in full, holders of the notes will be subrogated to the rights of holders of senior indebtedness to receive payments in respect of senior indebtedness.”

Exhibit E-4

Capitalization:

The following table sets forth the Issuer’s cash and cash equivalents and its capitalization as of June 30, 2012:

•

on an as adjusted basis, after giving effect to the sale of Notes in the Convertible Notes Offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds” in the Convertible Notes Preliminary Prospectus Supplement;

•	on an as further adjusted basis to give effect to the Common Stock Offering; and

•	on an as further adjusted basis to give effect to the Acquisition (as defined in the applicable Preliminary Prospectus Supplement).

The closing of the Convertible Notes Offering is not contingent upon the closing of the Common Stock Offering, and the closing of the Common Stock Offering is not contingent upon the closing of the Convertible Notes Offering. Neither the Common Stock Offering nor the Convertible Notes Offering is contingent upon the completion of the Acquisition.

You should read the information in this table together with the Issuer’s consolidated financial statements and the related notes and the information contained in the documents incorporated by reference in the applicable Preliminary Prospectus Supplement and the accompanying prospectus and “Unaudited Pro Forma Condensed Combined Financial Information” in the applicable Preliminary Prospectus Supplement.

	As of June 30, 2012
(in thousands)	As Adjusted for the Convertible Notes Offering(1)	As Further Adjusted for the Common Stock Offering(1)	As Further Adjusted for the Acquisition(1)
Cash and cash equivalents	$601	$240,651	$156,587

Debt:
First lien senior secured term loan (2)	436,105	436,105	436,105
Second lien senior secured term loan (2)	—	—	—
Servicing advance liabilities and other debt	115,871	115,871	242,775
4.50% Convertible Senior Subordinated Notes due 2019 offered hereby (1)	188,850	188,850	188,850

Total debt (1)(2)(3)	740,826	$740,826	$867,730

Stockholders’ Equity:
Preferred Stock, $0.01 par value per share: Authorized — 10,000,000 shares; Issued and outstanding — 0 shares	$—	$—	—
Common Stock, $0.01 par value per share: Authorized — 90,000,000 shares; Issued and outstanding — 28,830,015 shares (As Adjusted for the Convertible Notes Offering); 34,830,015 shares (As Further Adjusted for the Common Stock Offering) and 35,721,280 shares (As Further Adjusted for the Acquisition) (4)	289	349	358
Additional paid-in-capital (1)	232,978	472,968	510,392
Retained earnings	314,399	314,399	311,299
Accumulated other comprehensive income	468	468	468

Total stockholders’ equity	548,134	$788,184	$822,517

Total capitalization (1)(2)(3)	$1,288,960	$1,529,010	$1,690,247

Exhibit E-5

(1)	Upon issuance of the Notes, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 470-20 (“ASC 470-20”), the fair value of the feature to convert the debt into Common Stock will be reported as a component of stockholders’ equity and the debt will be reported at a discount to the face amount resulting in a decrease in the amount of debt. Under GAAP, the amount of debt reported will accrete up to the face amount over the expected term of the debt. The determination of the fair values of the debt and equity components has been estimated but is subject to change based upon the completion of the Issuer’s analysis of non-convertible debt interest rates. The Issuer currently estimates that the fair value of the feature to convert the debt into Common Stock, which will be reported as unamortized discount on the Notes, is equal to approximately $73.6 million on a pre-tax basis; this amount will be reported as $44.7 million, on an after-tax basis, as an increase to additional paid-in capital on an As Adjusted for the Convertible Notes Offering basis, an As Further Adjusted for the Common Stock Offering basis and an As Further Adjusted for the Acquisition basis. ASC 470-20 does not affect the actual amount that the Issuer is required to pay.
(2)	These amounts reflect the face amount of such indebtedness, net of applicable original issuance discount. The face amount of the first lien senior secured term loan is $443.7 million and the face amount of the second lien senior secured term loan is $265.0 million.
(3)	Excludes (i) intercompany indebtedness, (ii) guarantees under the Issuer’s senior secured revolving credit facility and (iii) mortgage-backed and asset-backed notes and a variable funding loan facility, both of which are non-recourse to the Issuer and its subsidiaries.
(4)	These amounts do not include shares of Common Stock issuable in connection with:

•	unexercised stock options;

•	outstanding restricted stock units;

•	future grants under the Issuer’s incentive plans; and

•	conversion of the Notes.

891,265 shares of Common Stock to be issued in connection with the Acquisition are not reflected in the As Adjusted for the Convertible Notes Offering and As Further Adjusted for the Common Stock Offering columns.

The Issuer has filed a registration statement (including the Preliminary Prospectus Supplements and an accompanying prospectus dated February 6, 2012) with the Securities and Exchange Commission, or SEC, for the Common Stock Offering and the Convertible Notes Offering. Before you invest, you should read the applicable Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Common Stock Offering and the Convertible Notes Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, by calling 1-800-221-1037 or by emailing newyork.prospectus@credit-suisse.com; from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by calling 1-866-718-1649 or by emailing prospectus@morganstanley.com; from BofA Merrill Lynch by calling 1-866-500-5408; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com.

This communication should be read in conjunction with the Preliminary Prospectus Supplements and the accompanying prospectus dated February 6, 2012. The information in this communication supersedes the information in the applicable Preliminary Prospectus Supplement and the accompanying prospectus to the extent inconsistent with the information in such Preliminary Prospectus Supplement and the accompanying prospectus. Terms used but not defined herein have the meanings given in the applicable Preliminary Prospectus Supplement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Exhibit E-6